EXHIBIT 99.1
FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FIRST QUARTER 2013 RESULTS

NDA for PA32540/PA8140 Submitted to FDA in Late March

Chapel Hill, N.C., May 8, 2013 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the first quarter ended March 31, 2013.

Recent Corporate Highlights

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POZEN announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the marketing approval of PA32540/PA8140. Both products are coordinated-delivery tablets combining immediate-release omeprazole (40 mg), a proton pump inhibitor (PPI), layered around a pH-sensitive coating of an aspirin core. Pending regulatory approval, an indication is sought for the use of PA tablets for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

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In early March, POZEN announced that the Opposition Division of the European Patent Office had maintained the granted European patent, EP1411900, entitled Pharmaceutical Compositions for the Coordinated Delivery of NSAIDs, which covers VIMOVO® (naproxen / esomeprazole magnesium) delayed-release tablets and POZEN’s PA product candidates. The patent claims maintained in the opposition proceedings relate to combinations of PPIs and non-steroidal anti-inflammatory drugs (NSAIDs).

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On April 5, POZEN announced that the results of a company-sponsored study entitled The Burden of Secondary Cardiovascular Disease in Commercial and Medicare Patients: A Managed Care Perspective, were presented by Ryan S. Clark, Pharm.D., MBA, Health Outcomes and Managed Markets Fellow, Global Health Economics & Outcomes Research at Xcenda, at the Academy of Managed Care Pharmacy’s 25th Annual Meeting and Expo. The study demonstrated that the prevention of cardiovascular events with aspirin plus a PPI, compared to aspirin alone, is associated with a net per-patient per-year cost decrease of $103 and $145, and a potential overall cost decrease of $1.8 million and $11.0 million for a typical one million-member Commercial and Medicare Plan, respectively.

•	Partnership discussions for PA continue to progress. While there can be no assurances, the Company continues to expect to close a partnership deal in 2013.

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On April 18, 2013, POZEN hosted an Analyst and Investor Event, featuring presentations by Dr. David Whellan, from Thomas Jefferson University, who discussed the use of aspirin in treatment of cardiovascular disease and clinical study results relating to PA32540; Diane Giaquinta, Pharm.D. and FAMCP, who provided an overview of the likely reimbursement landscape if PA is approved and enters the U.S. market; and POZEN’s Executive Vice President and Chief Commercial Officer, Liz Cermak, who provided a review of the PA commercialization strategy.  A webcast replay and presentation slides from the event can be accessed at www.pozen.com.

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Q1 2013 global net sales of VIMOVO by AstraZeneca, as defined under our agreement, were $19.7 million, up 7% from Q4 2012 and 24% vs. Q1 2012. POZEN earned a royalty of $1.4 million in Q1 2013, a 10% increase over Q1 2012. On May 3, 2013, AstraZeneca informed POZEN that it will focus its future promotional efforts for VIMOVO in specific markets where AstraZeneca feels sufficient future potential can be realized.  By the end of third quarter of this year, AstraZeneca will continue to make available, but plans to cease promotion of VIMOVO in certain countries, including the U.S. and in Europe, with the exception of Spain and Portugal, due to existing contractual arrangements with third parties.  For the remaining countries where VIMOVO is on the market, which accounted for 47% of sales in Q1, promotion will continue. Decisions to launch in new countries will be made by AstraZeneca on a case-by-case basis. We are unsure, at this point, of the impact on our future revenue from this change in strategy, however, we will update investors when we have greater clarity.

First Quarter Results

For the first quarter of 2013, POZEN reported revenue of $1.4 million compared to total revenue of $1.3 million for the first quarter of 2012, revenue for both quarters was royalty for sales of VIMOVO.

Operating expenses for the first quarter of 2013 totaled $7.2 million, as compared to $9.8 million for the comparable period in 2012. The decrease in operating expenses in the first quarter of 2013 was primarily a result of lower pre-commercialization costs for PA. The NDA filing fee for PA32540/PA8140, of approximately $2.0 million, was paid and expensed as research and development costs in March 2013.

The Company reported a net loss of ($5.8) million, or ($0.19) loss per share for the first quarter of 2013, compared to a net loss of ($8.4) million, or ($0.28) per share, for the first quarter of 2012.

Balance Sheet

At March 31, 2013, cash and cash equivalents totaled $80.2 million.

2013 Strategic Focus

The Company’s areas of strategic focus for 2013 are:  securing a commercial partnership(s) for its PA products, completing the PA regulatory submission(s) in the U.S. and potentially one or more other regions of the world, and controlling expenses. The Company is estimating a net cash burn of less than $22 million in 2013, excluding proceeds from any PA deals.

First Quarter Results Webcast

POZEN will host a webcast to present first quarter 2013 results and management’s outlook on Wednesday, May 8, 2013 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

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About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestones/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

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Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to license our PA product candidates on terms and timing acceptable to us, our inability to file a new drug application with the FDA for our PA product candidates in the timeframe we anticipate, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO®; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

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POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Royalty revenue	$1,415,000	$1,289,000
Operating expenses:
Selling, general and administrative	3,634,043	5,647,924
Research and development	3,583,940	4,104,445
Total operating expenses	7,217,983	9,752,369
Other income:
Interest and other income, net	25,051	68,637
Loss before income tax benefit	(5,777,932)	(8,394,732)
Income tax expense	—	—
Net loss attributable to common stockholders	$(5,777,932)	$(8,394,732)

Basic net loss per common share	$(0.19)	$(0.28)

Shares used in computing basic net loss per common share	30,336,398	29,975,175

Diluted net loss per common share	$(0.19)	(0.28)

Shares used in computing diluted net loss per common share	30,336,398	29,975,175

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POZEN Inc.
Balance Sheets
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$80,190,747	$68,416,308
Short-term investments	—	18,898,136
Accounts receivable	1,415,000	1,352,000
Prepaid expenses and other current assets	330,543	858,423
Total current assets	81,936,290	89,524,867
Equipment, net of accumulated depreciation	65,813	71,945
Total assets	$82,002,103	$89,596,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$497,479	$1,231,761
Accrued compensation	675,935	2,574,334
Accrued expenses	1,482,558	1,456,055
Deferred revenue	257,300	257,300
Total current liabilities	2,913,272	5,519,450

Total stockholders’ equity	79,088,831	84,077,362
Total liabilities and stockholders’ equity	$82,002,103	$89,596,812

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